                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference in this Qwest Communications International Inc. and Qwest Capital Funding, Inc. (formerly U S WEST Capital Funding, Inc.) Registration Statement on Form S-4 of our report dated January 24, 2001, on the consolidated balance sheets of Qwest Communications International Inc., (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, incorporated by reference in the Company's Annual Report on Form 10-K dated March 16, 2001 and to all references to our firm included in this Registration Statement.


/s/ ARTHUR ANDERSEN LLP

Denver, Colorado,
     July 12, 2001.